                                                                                    Exhibit 10.57

FOURTH LEASE MODIFICATION

THE LEASE AGREEMENT, dated January 28, 2003 and modified thereafter, by and between AMERICAN CENTER LLC (“Landlord”), a Michigan Limited Liability Company f/k/a AMERICAN CENTER ACQUISITION, LLC, a Michigan Limited Liability Company, and LDMI TELECOMMUNICATIONS INC. (“Tenant”), a Michigan corporation, for Suites 400, 500, 1660, 1680 consisting of 43,373 rentable square feet and Storage Space #7 and #8 consisting of 250 square feet (the “Premises” or “demised premises”) in the AMERICAN CENTER (the “Building”) 27777 Franklin Road, Southfield, Michigan 48034 (the “Project”) is hereby modified as follows:

1. Satellite Dish

(a)
Tenant, at its sole expense has the right to erect, maintain and operate on the roof of the building, one (1) two foot (2’) diameter satellite dish (“Tenant Facilities”). Tenant, at its sole expense shall do all work necessary to prepare and to install transmission lines, connecting the Tenant Facilities to the transmitters and receivers in the Premises. All of Tenant’s construction and installation work (“Tenant’s Work”) shall be performed at Tenant’s sole cost and expense and in a good and workmanlike manner, in accordance with Tenant’s specifications and subject to Landlord’s General Requirements for Building Alterations as outlined in Exhibit “G” attached, and the provisions outlined below and in such a manner as not to damage the roof or void the roof warranty. Title to the Tenant Facilities shall be in Tenant. Tenant shall remove all Tenant Facilities at its sole expense on or before the expiration or earlier termination of the term in such a manner so as not to void the roof warranty and, provided Tenant repairs any damage to the roof of the property caused by such removal.

(b)
Landlord shall provide to Tenant, Tenant’s employees, agents and subcontractors with two (2) days prior written notice (except in the case of an emergency), access to the roof of the building. Tenant shall proceed with Tenant’s Work in accordance with the following schedule:

(i)	Tenant shall submit to Landlord working drawings (“Working Drawings”) prepared by Tenant.

(ii)
Landlord shall, within twenty (20) days of receipt, either approve such Working Drawings or designate by notice to Tenant the specific changes required to be made to the Working Drawings or request additional information, which Tenant shall provide; and Tenant shall resubmit the modified Working Drawings to Landlord within twenty (20) days. If Landlord fails, within such twenty (20) day period, either to approve the Working Drawings or to advise Tenant of the specific modifications to be made thereto in order to gain Landlord’s approval, the Working Drawings shall be deemed approved by Landlord on the expiration of such twenty (20) day period if no response is forthcoming.

(iii)
Tenant shall have the right at any time with two (2) days prior written notice (except in the case of an emergency), following the full execution of this Agreement, access to the roof for the purposes of: making necessary engineering surveys, inspections, other reasonably necessary tests (“Tests”) and constructing the Tenant Facilities (in accord with (ii) above).

(c)
Tenant at its expense will defend, indemnify, save and hold harmless Landlord, its licensee, servants, agents, employees, affiliated entities and contractors, from and against any loss, damage, claim of damage, liability or expense, (including attorney fees) to or for an any person or property, whether based on contract, tort, negligence or otherwise, arising directly or indirectly out of or in connection with the Tenant Facilities installed by Tenant or any other person, licensee, servant, agent, employee or contractor, for the Tenant Facilities, whatever the cause or an any litigation or other proceeding by or against Tenant, or any person, licensee, servant, agent, employee or contractor, for the Tenant Facilities.

(d)
Tenant shall bear the cost of any damage to the Property and/or the roof of the Property, or any increase in the Operating Expenses or Real Estate Taxes that may be incurred as a result of the installation of the Tenant Facilities or Tenant’s Work.

(e)
Tenant’s installation, maintenance and operation of the Tenant Facilities as defined herein shall not interfere with Landlord’s operation of the building, cause radio or television interference to any Tenant of the building, or cause signal interference to any communication equipment operating on the Property, provided such radio communication equipment was installed by Landlord or any of Landlord’s Tenants prior to the commencement of this Lease. In the event any such interference is caused by Tenant, Tenant shall, at its own expense, provide and install any filter, isolators and other equipment necessary to eliminate such interference.

(f)
Tenant will be responsible for all marking and lighting requirements of the Federal Aviation Administration (“FAA”) or the Federal Communications Commission (“FCC”) specifically associated with the construction, maintenance, or operation of Tenant’s Facilities of the Property, but none other. Tenant shall indemnify and hold Landlord harmless from any fines or other liabilities caused by Tenant’s failure to comply with such requirements. Should Tenant be cited by either the FCC or FAA because Tenant’s Facilities are not in compliance and should Tenant fail to cure the conditions of noncompliance within the time frame allowed by the citing agency, Landlord upon notice may proceed to cure the conditions of noncompliance.

2.
The Tenant Facilities shall be operated on a month to month basis for a term of no more than nine (9) years and six (6) months, commencing June 1, 2004 and expiring no later than November 30, 2013, with a Monthly Base Rent of Three Hundred and 00/100 Dollars ($300.00).

3.
Non-Disclosure - Tenant will not record this Lease or a memorandum hereof, and will not otherwise disclose the terms of this Lease to anyone other than its attorneys, accountants or employees who need to know of its contents in order to perform their duties for Tenant. Any other disclosure will be an event of Default under the Lease. Tenant agrees that Landlord shall have the right to publish a "tombstone" or other promotional description of this Lease.

Except as hereinabove specifically provided to the contrary, all of the remaining terms, covenants, and agreements contained in said Lease, and all modifications thereafter, shall remain in full force and effect and shall be applicable to the Premises as described in said Lease is hereby acknowledged, ratified, and confirmed by the parties hereto.

LANDLORD:		TENANT:
AMERICAN CENTER LLC, a Michigan Limited Liability Company		LDMI TELECOMMUNICATIONS, INC., a Michigan corporation
By: Southfield Office Mananger, Inc.
By:	/s/ Paul Stodulski	By:	/s/ Michael Mahoney
Printed:	Paul Stodulski	Printed:	Michael Mahoney
Its:	Secretary	Its:	CFO
Date:	5-19-04	Date:	5-19-04

EXHIBIT G

GENERAL REQUIREMENTS FOR BUILDING ALTERATIONS

     1.  All work must meet all requirements of national, state and local building codes and Title III of the Americans With Disabilities Act (“ADA”).

    2.  Tenant/Contractor shall be responsible for making applications for, securing and paying for all permits, governmental, and utility company fees.

3.	Before work commences on any building alterations, final plans must be submitted to REDICO Management, Inc. for Landlord’s review and approval.

4.
All contractors must supply REDICO Management, Inc. with Workers Compensation and General Liability insurance, with coverages not less than those stated in the lease as required from the Tenant, naming REDICO Management, Inc. and Landlord as additional insureds. In addition, Tenant must supply REDICO Management, Inc. with the insurance coverage required by the lease, prior to the commencement of construction of tenant improvements.

5.
Tenant/Contractor shall at all times keep the Premises free from accumulation of waste material or rubbish caused by operations. At the completion of work, Tenant/Contractor shall remove its waste materials and rubbish from and about the Project as well as all its tools, construction equipment, machinery and surplus materials.

6.
Any dust producing work must be coordinated with the Building Management before proceeding, in order to prevent tripping the fire alarm. Tenant shall pay for the cost of any false alarms and shall provide Landlord with proof of such payment.

7.	All work shall be done so as not to hinder any building or tenant operations.

8.	All cold water supply lines must be insulated.

9.	Whenever a tap is made from an existing water valve, a new shut-off valve and space valve must be installed.

10.	All work with fire sprinkler systems and fire alarms must be coordinated with Building Management before commencement of such work.

11.	All window treatments must be building standard.

12.	All phone equipment must be installed in Tenant’s suite.

13.	Tenant shall be responsible to repair, at its own cost and expense, any damages to the common areas caused by Tenant’s work and/or Tenant’s contractors.

14.	A copy of the final certificate of occupancy and a set of as-built drawings must be sent to REDICO Management, Inc. before final payment.

15.	Copies of full unconditional waivers of lien for work performed holding Landlord and REDICO Management, Inc. harmless must be provided to REDICO Management, Inc.

It will be Tenant/Contractor’s responsibility through its architects/engineers to incorporate all applicable requirements of Title III of ADA into the Project. Any approval by Landlord of Tenant’s plan, however, cannot and does not warranty or guarantee that this Project will comply with all interpretations of the ADA requirements and/or the requirements of other federal, state and local laws, rules, codes, ordinances and regulations as they apply to this Project.

Approved by Tenant:

TENANT:
LDMI TELECOMMUNICATIONS, INC., a Michigan corporation

By:	/s/ Michael Mahoney
Printed:	Michael Mahoney
Its:	CFO
Date:	5-19-04